EXHIBIT 10.14


                       TECHNOLOGY ASSET PURCHASE AGREEMENT



Agreement made and entered into the 23rd day of February 2004, effective on the 23rd day of February, 2004, by and between Karunga Technologies Corporation, 359 East 1300 South, Salt Lake City, UT 84115 (hereinafter referred to as "Seller"), and Y3K Secure Enterprise Software, Inc., 108 West Stewart Street, Puyallup, WA 98390 (hereinafter referred to as the "Buyer").

WHEREAS, Seller is engaged in the business of developing secure web-based collaborative communication software, including the Integrated Communication System software, commonly referred to by the Buyer and Seller as "ICS System" or "ICS Platform", and all related technologies and software tools and strategies (the "ICS Technology"); Seller also from time to time engages in software development contracts and consulting services unrelated to the ICS Technology;

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the ICS Technology and all assets and liabilities related to the development and support of the ICS Technology, subject to the conditions set forth in this Agreement;

WHEREAS, Seller and Buyer have worked together over a period in excess of three years, initially with Seller as a Licensee of Buyer, and subsequently, for a period of two years, as joint venture partners, pursuant to a series of agreements, both written and oral, working together to leverage each others resources, abilities and assets to jointly create a viable business model, to generate adequate cash flow to continue and build joint operations, and to jointly pursue adequate financing to support the acquisition of strategically important partners, each relying on the other that at the appropriate time, and in the most strategic manner, the two companies would formally come together;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.


I.   PURCHASE AND SALE OF TECHNOLOGY ASSETS

1.1 Assets to be Purchased. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, the ICS Technology, and all assets and liabilities related specifically to the ICS Technology, its development and deployment, (hereinafter Purchased Technology), including all intellectual property rights associated with the ICS Technology, and including, but not necessarily limited to, those items specifically set forth in Schedule
A. The Purchased Technology shall be free from liens or encumbrances. Seller shall provide written certification that the Technology Assets are free from any liens or encumbrances, including statements of principal developers and architects of the Purchased Technology and that the Seller has the full right and authority to

1.2 Excluded Assets. There shall be excluded from the Purchased Technology, all assets and liabilities not related to the ICS Technology, which items are set forth in Schedule B, attached hereto and by this reference incorporated herein

1.3 Creditor Plan. Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume at Closing all the obligations related to the development of the Purchased Technology, set forth in Schedule D, Assumption of Liabilities related to Development of Purchased Assets, attached hereto and by this reference incorporated herein, and shall create and execute all documents reasonably to comply with this paragraph and Schedule D.

                                EXHIBIT 10.14 - 1

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II.  PURCHASE TERMS

2.1 Purchase Terms. In consideration of the purchase of the Purchased Technology, Buy shall, at the closing, pay, assign, transfer, convey and deliver, the following:

         A. Common Shares. Twenty Three Million Thirty Thousand Seven Hundred Fifty (23,030,750) shares of Y3K Secure Enterprise Software, Inc.'s (OTC BB:YTHK.OB) common stock ("Common Shares"). The Common Shares shall be issued to the Seller.

         B. Option and Warrants. Buyer shall, at the closing, issue Options or Warrants, as appropriate, for the purchase of Buyer's Common Shares, to the persons, at the strike price, and upon the terms as set forth in Schedule C, attached hereto and by this reference incorporated herein.

         C. Assumption of Obligation for the Payment of the Liabilities Associated with ICS Technology. Buyer shall assume the sole liability for the payment and discharge of the liabilities of Seller incurred in the development of the ICS Technology, which liabilities are set forth in Schedule D, attached hereto and by this reference incorporated herein.

III. CLOSING

3.1 Closing. The closing of the purchase and sale of Purchased Technology (the "Closing") shall occur on or before March 15, 2004, or as soon thereafter as the Seller's shareholders have ratified the transaction as required under Utah law.

IV.  REPRESENTATIONS OF SELLER

4.1 Authority. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and shall, by the Closing Date, have obtained all shareholder approvals necessary under Utah law, to consummate the transactions contemplated hereby.

4.2  Representations.  Seller represents to Buyer that Seller will not:

         A. Mortgage, pledge or subject to any Lien any of the Purchased Technology listed in Schedule A;

         B. Acquire or dispose of any assets or properties, or, except in connection with the transactions contemplated by this Agreement, enter into any agreement or other arrangement for any such acquisition or disposition, other than in the ordinary course of business;

         C. Conduct its business or enter into any transaction, other than in the ordinary course of business;

         D. Grant any rights or licenses under any of its Intellectual Properties without Buyer's consent.


V.   REPRESENTATIONS OF BUYER

5.1 Authority and Enforceability. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and, by the Closing Date, shall have obtained all necessary approvals required to consummate the transactions contemplated hereby.

VI.  OTHER TERMS AND CONDITIONS

6.1 Expenses of Sale. Seller and Buyer shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby and any income taxes of any kind. Seller shall pay any excise, sales, use, gross receipts or similar taxes. Buyer and Seller will cooperate with one another in filing any required tax returns and in seeking any applicable exemption from the payment of any excise, sales, use, gross receipts or similar tax with respect to the transfer of the Purchased Technology.

6.2 Deliveries of Seller. Prior to Closing, Seller shall deliver to Buyer each of the following documents:

                                EXHIBIT 10.14 - 2

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         A.       A copy of the resolutions adopted by its Board of Directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and,

         B. General bill of sale to vest in Buyer good and marketable right, title and interest in the Purchased Technology.

         C. Written certification that there are no liens or encumbrances, encumbrancing the Purchased Technology including written certificates from the principal software developers and architects of the Purchased Technology.

6.3 Deliveries of Buyer. Prior to or at Closing Buyer shall deliver to Seller the following:

         A. A copy of the resolution adopted by its Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

         B. A share certificate in the amount of Twenty Three Million Thirty Thousand Seven Hundred Fifty (23,030,750) shares of Y3K Secure Enterprise Software, Inc.'s (OTC BB:YTHK.OB) common stock ("Common Shares") issued to the Seller; and,

         C. Options agreement and warrants consistent with paragraph 2.1 B of this Agreement; alternatively a schedule of Options and Warrants to be issued to Karunga shareholders having options of Karunga common stock or Warrants, and a resolution of the Board of Directors of Buyer that it will promptly cause options and warrants for Buyer's common stock to be issued consistent with paragraph 2.1 B, and according to such schedule.

6.4 Employment Of Karunga Employees. Commencing concurrently with the signing of this document, Buyer shall offer Shane Smith and Cedric Griss, employment contracts as key employees of Buyer. Such contracts shall provide for salary, benefits, stock options and terms of length of employment consistent with the other key senior level management employees of Buyer, the exact details shall be reduced to writing and signed on or before the Closing. Employment contracts shall also contain covenants of confidentiality, non-solicitation and non-circumvention consistent with the employment contracts of other senior management key employees of Buyer.

6.5 Board Position. The Buyer covenants and agrees, as a material inducement to enter into this Agreement, that commencing not later than the signing of this Agreement, Shane Smith, CEO of Seller shall be appointed to the Board of Directors of Buyer, as a fully voting member of the Board of Directors. The said position on the Board of Directors shall have all of the rights, duties, and obligations associated with the office and position of a director of the Board of Directors of the Buyer. Seller shall use best efforts to assist the said appointment to continue for a period of 36 months. In the event that Shane Smith is unwilling to finish the full term, or not able to finish the term due to illness, then the seat on the Board of Directors shall be filled by a designee appointed by the board of directors of the Seller. In the event that the board of directors of Seller has ceased to exist, then the seat on the board of directors shall be filled by appointment by the board of directors of the Buyer, from among any then senior level officer of the Buyer who was, at the time of the signing of this Agreement, an officer, director or significant shareholder of the Seller.

6.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Washington without regard to principles of conflicts or choice of law.

6.7 Bulk Transfer Laws. Buyer and Seller hereby waive compliance with all applicable bulk sales and similar laws. Buyer agrees to bear all costs and expenses associated with any and all claims, losses, liabilities, costs and expenses relating to the Assets or Assumed Liabilities that Seller or Buyer may incur as a consequence of any bulk transfer laws, including the waiver of compliance therewith. Seller agrees to bear all costs and expenses associated with any claims, losses, liabilities, costs and expenses relating to the Excluded Assets or the Excluded Liabilities that Buyer may incur as a consequence of any bulk transfer laws, including the waiver of compliance therewith.

6.8 Further Assurances. Seller and Buyer shall use their best efforts to promptly obtain any and all consents, approvals and waivers necessary to permit the assignment to, and assumption by Buyer of all of the assets and liabilities acquired by Buyer under this Agreement with respect to which a third-party consent, approval or waiver is required and has not been obtained prior to the Closing.

                                EXHIBIT 10.14 - 3

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6.9 Survival. All of the terms, representations and warranties shall survive for one year from the date of the closing. This Agreement shall bind and inure to the benefit of the Seller and Buyer and their respective heirs, executors, administrators, successors and assigns.

6.10 Appendices and Schedules. All appendices and schedules referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

6.11 Interpretation. As both parties to this Agreement were involved in the drafting of this Agreement, the parties agree that no ambiguous terms in this Agreement shall automatically be interpretation in the detriment of the drafting party.


           IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective duly authorized officers on this 23rd day of February, 2004.


Karunga Technologies Corporation.           Y3K Secure Enterprise Software, Inc.

By:  Shane Smith                            By:   King Wm. S. Cole

/s/ Shane Smith                             /s/ King Wm. S. Cole
-----------------------------               ---------------------------
Title: President & CEO                      Title:   President




                                EXHIBIT 10.14 - 4


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                                 Schedule A-1
                              Purchased Technology


Intellectual Property


1.       ICS Client Software
         The ICS Client Software is the software and all source code used to create the ICS client. It consists of a number of layered modules and thin client code that combine together to create the ICS graphical Client. The Client communicates with an API layer that implements the direct interface to the ICS peer clients, or to the server.

2.       ICS Server Source Code
         The ICS Server Source Code is the software that implements the ICS server that serves as the hub for all ICS clients and interacts with a SQL database to manage user lists, group lists, and other status or non-volatile information. It is the reciprocal server based code that interfaces to the client API layer.

3.       ICS Database Administration Tools
         This is the software and its source code for the server based administrator module that manages the users, passwords, and other user information. It is an ODBC based application designed to aid an administrator in managing users.

4. ICS Skin and Banner method documentation, all branded banners and files This is a directory of tools and examples used to create the banners and skins used in various ICS implementations.

5.       SWIFT Software and Source Code
         This is the software download system and source code that is used along with Versign authentication, to create an object that is able to be executed by Internet Explorer script to cause embedded XML like code on a web page to guide the download and decompression of modules comprising the ICS system.

6.       Karunga website server software and Source Code
         This is the web server software and source code used to host the ICS website and download page. It has some shared components with the ICS server and the ICS client API layer.

7.       Karunga Video Software Source code and Business
         This is software and source that was used to create a video download and display system intended to be used as a video delivery system for the business and enterprise markets.

8.       Section 34 Multimedia Source Code
         This is a body of code and methods implementing a library of functions capable of working with sound, graphics, display, and other graphical interaction. Parts of the code base were adapted and developed into some of the GUI framework of the ICS system.

9.       Solstice Source Code
         The Solstice Source Code is the collections of code, modules, concepts, and documentation that describe a layered programming framework that implements at its lowest level a network API layer, a multi-channel adaptive packet mechanisms, and various application level layer capabilities including inter-process communication, database access, and game server functions,


Software (to be specifically enumerated by Closing)
--------

All functional and complete software packages used in the development of the ICS Technology.

This includes:
1. The ICS Build Directory Structure This includes the directories to build the ICS server (Cyber), the ICS client (PJimp), the SWIFT software (kSwift), and support interface and release directories (such as kAPI, kDistrib), experimental interface code (IcsDLL).

                                EXHIBIT 10.14 - 5
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2.       The system uses Microsoft uses Visual C++ 6.0. The final release of the code will include the instructions to recompile the ICS system from the source code.













                                EXHIBIT 10.14 - 6
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                                  SCHEDULE A-2
                    Certification of No Liens or Encumbrances






















                                EXHIBIT 10.14 - 7
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                                   Schedule B
                                 Excluded Assets




Hardware (to be specifically enumerated by Closing)


All tangible and functional office furniture
All tangible and functional filing cabinets
All tangible computers and functional computers


Seller's corporate charter, taxpayer and other identification numbers, tax returns, corporate seals, corporate minute books, stock ledgers and other documents of Seller relating to the organization and existence of Seller as a corporation; and

All software development contracts unrelated to the Purchased Technology and all Technology not described in Schedule A.



                                EXHIBIT 10.14 - 8
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

                                   SCHEDULE C
                   Enumeration of Karunga Options and Warrants

Options Vested:

           Date    Investor                                     Shares      Unit         Cumulative

 2000
         09/30/00  Johnson, John                                25,000    0.1000            25,000
         12/31/00  Johnson, John                                25,000    0.1000            50,000

         09/30/00  McGuiness, Don                               25,000    0.1000            25,000
         12/31/00  McGuiness, Don                               25,000    0.1000            50,000

           2000    Wolkoff, Ken                                100,000    0.1000           100,000

 2001
           2001    Johnson, John                               100,000    0.1000           150,000

         03/31/01  McGuiness, Don                               25,000    0.1000            75,000
         06/30/01  McGuiness, Don                               25,000    0.1000           100,000

           2001    Wolkoff, Ken                                100,000    0.1000           200,000


 2002
         09/30/02  Cooper, Ray                                  25,000    0.2500            25,000
         12/31/02  Cooper, Ray                                  25,000    0.2500            50,000

         03/31/02  Johnson, John                                25,000    0.1000           175,000
         06/30/02  Johnson, John                                25,000    0.1000           200,000

         06/30/02  Weller, Raymond J.                           25,000    0.2500            25,000
         09/30/02  Weller, Raymond J.                           25,000    0.2500            50,000

           2002    Wolkoff, Ken                                100,000    0.1000           300,000

                   TOTAL VESTED                                700,000


Options Not Vested:

           Date    Investor                                Shares        Unit       Cumulative
 2003
         03/30/03  Cooper, Ray                                  25,000    0.1000            75,000
         03/30/03  Wolkoff, Ken                                 25,000    0.2500           325,000

                              TOTAL UNVESTED                    50,000



                                EXHIBIT 10.14 - 9

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


  Warrants:

    Date     Investor                            Strike     Warrant       Basis         Expiration

  06/29/01   Weller, Raymond J.                   0.50         50,000      25,000.00    06/28/2004
  07/02/01   Berger, David                        0.50         50,000      25,000.00    07/01/2004
  07/09/01   Siegfried, Ned P.                    0.50         62,500      31,250.00    07/08/2004
  07/09/01   Siegfried, Ned P.                    0.50         37,500      18,750.00    07/08/2004
  07/09/01   Nasella, David                       0.50         25,000      12,500.00    07/08/2004
  07/09/01   Dorton, David L.                     0.50         25,000      12,500.00    07/08/2004
  07/09/01   Hinman, Ross D.                      0.50         10,000       5,000.00    07/08/2004
  07/09/01   Weller, Corbin J.                    0.50         20,000      10,000.00    07/08/2004
  09/10/91   Savage, Mark                         0.50         21,875      10,937.50    09/09/1994
  09/19/01   Zaret Family Revocable Trust         0.50          5,000       2,500.00    09/18/2004
  09/19/01   Siegfried, Ned P.                    0.50         62,500      31,250.00    09/18/2004
  09/28/01   Wolkoff, Belle B.                    0.50         15,625       7,812.50    09/27/2004
  10/04/01   Viveka Limited c/o Berthold          0.50          4,688       2,343.75    10/03/2004
  10/12/01   Daniels, Janus                       0.50          6,250       3,125.00    10/11/2004
  11/01/01   Kara, Ernest                         0.50          3,125       1,562.50    10/31/2004
  11/12/01   Benstock, Michael                    0.50          6,250       3,125.00    11/11/2004
  12/07/01   Gold, Mitchell                       0.50          6,250       3,125.00    12/06/2004
  12/14/01   Germain, Aislinn                     0.50          6,250       3,125.00    12/13/2004
  02/08/02   Manning, Thomas                      0.50          6,250       3,125.00    02/07/2005
  02/12/02   Walk, Heidi                          0.50          6,250       3,125.00    02/11/2005
  02/20/02   Kraftsow, Gary                       0.50          3,125       1,562.50    02/19/2005

             TOTAL WARRANTS                                   433,438    $216,718.75


TOTAL OPTIONS and WARRANTS                     1,183,438




                                EXHIBIT 10.14 - 10
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                                   SCHEDULE D
      Assumption of Liabilities related to Development of Purchased Assets


General creditors of Seller related to the development of Purchased Technology in the approximate amount of $70,000.00. The management of both Buyer and Seller will cooperate with each other to work out settlement with the such general creditors.









                                EXHIBIT 10.14 - 11
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